UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                           HIRSCH INTERNATIONAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   433550 10 0
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 14, 2001

             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                  [ X  ] Rule 13d-1(b)
                  [      ] Rule 13d-1(c)
                  [      ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                       13G

CUSIP No.  433550 10 0                                                         Page     2          of      5          Pages

----------- ------------------------------------------------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Paul Levine
----------- ------------------------------------------------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a)
            ------------------------------------------------------------------------------------------------------------------------

                                                                                                             (b)
----------- ------------------------------------------------------------------------------------------------------------------------

    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
----------- ------------------------------------------------------------------------------------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 974,621 (75,000 Class A and 899,621 Class B)
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- --------------------------------------------------------------------------------------------------

                           6      SHARED VOTING POWER

                                  200,000 (Class B)
                        --------- --------------------------------------------------------------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  974,621 (75,000 Class A and 899,621 Class B)
                        --------- --------------------------------------------------------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  200,000 (Class B)
----------------------- --------- --------------------------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            974,621 (75,000 Class A and 899,621 Class B)*
----------- ------------------------------------------------------------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            ------------------------------------------------------------------------------------------------------------------------
            X
            ------------------------------------------------------------------------------------------------------------------------
            *Excludes an  aggregate  of 200,000  shares owned by wife and trusts created  for  the  benefit  of  his  minor  children,  as  to  which beneficial ownership is disclaimed.

----------- ------------------------------------------------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            12.9% of the  aggregate  of Class A Common  Stock  and Class B
            Common  Stock.  1.2% of Class A Common  Stock  and  41.2% of Class B
            Common Stock, respectively.

----------- ------------------------------------------------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

            IN
----------- ------------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                          AMENDMENT NO. __
                                       TO
                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:

                  Hirsch International Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  200 Wireless Boulevard
                  Hauppauge, New York 11788

Item 2(a).        Name of Person Filing:

                  Paul Levine

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  200 Wireless Boulevard
                  Hauppauge, New York 11788

Item 2(c).        Citizenship:

                  USA

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  433550 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                           Not applicable.

Item 4.  Ownership.  As of December 31, 2000

                  (a) Amount beneficially owned:1,174,621 (75,000 Class A and 1,099,621 Class B)

                  (b)      Percent of class:1.2% (Class A); 41.2% (Class B)

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:  974,621 (75,000 Class A and 899,621 Class B)

                           (ii)     Shared power to vote or direct the vote:    200,000 (Class B)

                           (iii)    Sole power to dispose or direct the disposition of: 974,621 (75,000 Class A and 899,621 Class B)

                           (iv)     Shared power to dispose or direct the disposition of:  200,000 (Class B)

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
                  Security Being reported on by the Parent Holding Company.

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.  Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

                  Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 13, 2001


                                                 /s/ Paul Levine
                                                 ---------------
                                                 PAUL LEVINE